Exhibit 4.2

BIOLARGO, INC.

2018 EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

Unless otherwise defined herein, the terms defined in the BioLargo, Inc. (“BioLargo”) 2018 Equity Incentive Plan (the “Plan”) will have the same meanings in this Notice of Restricted Stock Unit Award and the electronic representation of this Notice of Restricted Stock Unit Award established and maintained by BioLargo or a third party designated by BioLargo (this “Notice”).

Name:

Address:

You (the “Participant”) have been granted an award of Restricted Stock Units (“RSUs”) to acquire Shares of BioLargo’s Common Stock under the Plan subject to the terms and conditions of the Plan, this Notice and the attached Restricted Stock Unit Award Agreement (the “Agreement”), including any applicable country-specific provisions in any appendix attached hereto (the “Appendix”), which constitutes part of the Agreement.

Grant Number:

Number of RSUs:

Date of Grant:

Vesting Commencement Date:

Expiration Date:

The earlier to occur of: (a) the date on which settlement of all RSUs granted hereunder occurs and (b) the tenth (10th) anniversary of the Date of Grant. This RSU expires earlier if Participant’s Service terminates earlier, as described in the Agreement.

Vesting Schedule:	[Insert applicable vesting schedule]

By accepting (whether in writing, electronically or otherwise) the RSUs, Participant acknowledges and agrees to the following:

Participant understands that Participant’s employment or consulting relationship or Service with BioLargo or a Parent or Subsidiary or Affiliate is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), except where otherwise prohibited by applicable law and that nothing in this Notice, the Agreement or the Plan changes the nature of that relationship. Participant acknowledges that the vesting of the RSUs pursuant to this Notice is subject to Participant’s continuing Service as an Employee, Director or Consultant. Participant acknowledges that the Vesting Schedule may change prospectively in the event that Participant’s service status changes between full- and part-time status and/or in the event that Participant is on a leave of absence, in accordance with BioLargo’s policies relating to work schedules and vesting or as determined by the Committee. Participant also understands that this Notice is subject to the terms and conditions of both the Agreement and the Plan, both of which are incorporated herein by reference. Participant has read both the Agreement and the Plan. By accepting the RSUs, Participant consents to electronic delivery as set forth in the Agreement.

PARTICIPANT	BIOLARGO, INC.

Signature:	By:

Print Name:	Its: